Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Michael Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA. 98125, do hereby consent to the use of our report dated December 6, 2016 on the financial statements of AP Event, Inc. for the year ended June 30, 2016 and be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of that filing.

Dated this 8th day of December 2016.

/S/ Michael Gillespie & Associates, PLLC

Certified Public Accountants